Exhibit 4.1

[Face of Note]

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as requested by an authorized representative of DTC (and any payment is made to Cede & Co. or such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

CUSIP NO.	PRINCIPAL AMOUNT: $____________
ISIN
Common Code No.

REGISTERED NO.

TARGET CORPORATION

Floating Rate Notes due 2009

TARGET CORPORATION, a corporation duly organized and existing under the laws of the State of Minnesota (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of ___________________  ($______________) on August 7, 2009 and to pay interest thereon from August 7, 2007 or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for on the dates and at the rate set forth below, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date next preceding such Interest Payment Date. The Regular Record Date for an Interest Payment Date shall be the date 15 calendar days prior to that Interest Payment Date (whether or not a Business Day (as defined below)).

The interest rate per annum for this Security shall be equal to LIBOR (as defined below) plus 0.125%, as determined by the calculation agent for this Security (the “Calculation Agent”), and shall be reset quarterly on each February 7, May 7, August 7 and November 7, commencing November 7, 2007.  Each of these dates on which interest shall be reset is referred to as an “Interest Reset Date.”  The initial interest rate per annum for this

Security shall be equal to LIBOR plus 0.125%, as determined two London Banking Days (as defined below) prior to August 7, 2007 by the Calculation Agent.

Interest on this Security shall be paid on each February 7, May 7, August 7 and November 7, commencing November 7, 2007, and at Maturity.  Each of these dates on which interest shall be paid is referred to as an “Interest Payment Date.”  If an Interest Payment Date would fall on a day that is not a Business Day, other than the Interest Payment Date that is also the date of Maturity, such Interest Payment Date shall be postponed to the following day that is a Business Day; provided, however, if such next Business Day is in a different month, then interest on this Security shall be paid on the Business Day immediately preceding such Interest Payment Date.  If the date of Maturity would fall on a day that is not a Business Day, the payment of principal and any premium and interest shall be made on the next Business Day, with the same force and effect as if made on the due date, and no additional interest shall accrue on the amount so payable for the period from and after such date of Maturity.  As used herein, “Business Day” means a day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in New York, New York.

Except as described below for the first Interest Period, on each Interest Payment Date, the Company shall pay interest for the period commencing on and including the immediately preceding Interest Payment Date and ending on but excluding that Interest Payment Date.  This period is referred to as an “Interest Period.”  The first Interest Period shall begin on and include August 7, 2007 and, subject to the immediately preceding paragraph, shall end on but exclude November 7, 2007.  The amount of interest to be paid on this Security for each Interest Period shall be calculated by multiplying the principal amount of this Security by an accrued interest factor.  The “accrued interest factor” shall be computed by adding the interest factors calculated for each day in the Interest Period.  The “interest factor” for each day is computed by dividing the interest rate applicable to that day by 360.

As used herein, “LIBOR” means, as of any Interest Determination Date, the rate for deposits in U.S. dollars having a three-month maturity, commencing on the second London Banking Day immediately following the Interest Determination Date that appears on Reuters Page LIBOR01 (as defined below) at approximately 11:00 a.m. (London time) on that Interest Determination Date. If no rate appears, then the Calculation Agent shall request the principal London offices of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in U.S. dollars having a three-month maturity commencing on the second London Banking Day immediately following the Interest Determination Date to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on that Interest Determination Date and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, LIBOR determined on that Interest Determination Date shall be the arithmetic mean of those quotations. If fewer than two quotations are provided, LIBOR shall be determined for the applicable Interest Reset Date as the arithmetic mean of the rates quoted at approximately 11:00 a.m. (New York City time), in New York City on that Interest Determination Date, by three major banks located in New York City selected by the Calculation Agent for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time. If the banks so selected by the Calculation Agent are not providing quotations as set forth above, LIBOR in effect immediately before that Interest Determination Date shall not change and shall remain LIBOR in effect on that Interest Determination Date.

“Interest Determination Date” means, for any Interest Reset Date, the second London Banking Day prior to that Interest Reset Date.

“London Banking Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“Reuters Page LIBOR01” means the display designated as “Page LIBOR01” on Reuters Money 3000 Service or any successor service (or such other page as may replace Page LIBOR01 on that service or a successor service).

All percentages used in or resulting from any of the above calculations shall be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%, and all U.S. dollar amounts used in or resulting from any of the above calculations shall be rounded, if necessary, to the nearest cent, with one-half cent rounded upward.

The interest rate on the Securities of this series shall in no event be higher than the maximum rate permitted by the law of the State of Minnesota, as the same may be modified by law of the United States general application.

The Calculation Agent shall, upon the request of a Holder of this Security, provide the interest rate then in effect and, if determined, the interest rate that shall become effective on the next Interest Reset Date.  All calculations of the Calculation Agent, in the absence of manifest error, shall be conclusive for all purposes and binding on the Company and the Holder hereof.  The Calculation Agent shall notify the Paying Agent of each determination of the interest applicable to this Security promptly after the determination is made.  The Bank of New York Trust Company, N.A. shall initially act as Calculation Agent.  The Company may appoint a successor Calculation Agent with the written consent of the Paying Agent, which consent shall not be unreasonably withheld.

Any interest not punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Payment of interest on this Security shall be made in immediately available funds at the office or agency of the Company maintained for that purpose in New York, New York in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that, at the option of the Company, payment of interest may be paid by check mailed to the Person entitled thereto at such Person’s last address as it appears in the Security Register or by wire transfer to such account as may have been designated by such Person.  Payment of principal of and interest on this Security at Maturity shall be made against presentation of this Security at the office or agency of the Company maintained for that purpose in New York, New York.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

DATED:  August 7, 2007

TARGET CORPORATION

By:
Name:
Title:

[SEAL]
Attest:
Name:
Title:

TRUSTEE’S CERTIFICATE OF

AUTHENTICATION

This is one of the Securities of the

series designated therein referred to

in the within-mentioned Indenture.

THE BANK OF NEW YORK TRUST COMPANY, N.A.,

as Trustee

By:
Authorized Signatory

[Reverse of Note]

TARGET CORPORATION

Floating Rate Notes due 2009

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture dated as of August 4, 2000 between the Company and The Bank of New York Trust Company, N.A. (as successor in interest to Bank One Trust Company, N.A.), as trustee, as supplemented by the First Supplemental Indenture dated as of May 1, 2007 between the Company and The Bank of New York Trust Company, N.A., as trustee, and as further amended or supplemented from time to time (herein called the “Indenture”) (in its capacity as trustee, The Bank of New York Trust Company, N.A., being herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered.  This Security is one of the series designated on the face hereof, such series being limited in initial aggregate principal amount to $_____________; provided, however, that the Company may, without the consent of the Holders of the Securities of this series, issue additional Securities with the same terms as the Securities of this series, and such additional Securities shall be considered part of the same series under the Indenture as the Securities of this series.

The Securities of this series shall not be redeemable by the Company prior to August 7, 2009. The Securities of this series shall not be entitled to any sinking fund.

Change of Control Offer

If a Change of Control Triggering Event occurs, unless the Company has exercised its option to redeem the Securities of this series, the Company shall be required to make an offer (the “Change of Control Offer”) to each Holder of the Securities of this series to repurchase all or any part (equal to $100,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Securities on the terms set forth herein.  In the Change of Control Offer, the Company shall be required to offer payment in cash equal to 100% of the aggregate principal amount of Securities of this series repurchased, plus accrued and unpaid interest, if any, on the Securities of this series repurchased to the date of repurchase (the “Change of Control

Payment”).  Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice shall be mailed to Holders of the Securities of this series describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such Securities on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”).  The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

In order to accept the Change of Control Offer, the Holder must deliver to the Paying Agent, at least five Business Days prior to the Change of Control Payment Date, this Security together with the form entitled “Election Form” (which form is annexed hereto) duly completed, or a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange, or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States setting forth:

(i)        the name of the Holder of this Security;

(ii)       the principal amount of this Security;

(iii)      the principal amount of this Security to be repurchased;

(iv)      the certificate number or a description of the tenor and terms of this Security;

(v)       a statement that the Holder is accepting the Change of Control Offer; and

(vi)      a guarantee that this Security, together with the form entitled “Election Form” duly completed, shall be received by the Paying Agent at least five Business Days prior to the Change of Control Payment Date.

Any exercise by a Holder of its election to accept the Change of Control Offer shall be irrevocable. The Change of Control Offer may be accepted for less than the entire principal amount of this Security, but in that event the principal amount of this Security remaining outstanding after repurchase must be equal to $100,000 or an integral multiple of $1,000 in excess thereof.

On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i)       accept for payment all Securities of this series or portions of such Securities properly tendered pursuant to the Change of Control Offer;

(ii)      deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Securities of this series or portions of such Securities properly tendered; and

(iii)     deliver or cause to be delivered to the Trustee the Securities of this series properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Securities of this series or portions of such Securities being repurchased.

The Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party purchases all Securities of this series properly tendered and not withdrawn under its offer.  In addition, the Company shall not repurchase any Securities of this series if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

The Company shall comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Securities of this series as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Securities of this series, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Offer provisions of the Securities of this series by virtue of any such conflict.

For purposes of the Change of Control Offer provisions of the Securities of this series, the following terms are applicable:

“Change of Control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than the Company or a Subsidiary) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s Voting Stock or other Voting Stock into which the Company’s

Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to one or more Persons (other than the Company or a Subsidiary); or (3) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors. Notwithstanding the foregoing, a transaction shall not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than a holding company satisfying the requirements of this sentence, is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (1) was a member of such Board of Directors on the date the Securities of this series were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Ratings.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the Securities of this series or fails to make a rating of such Securities publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company (as certified by a resolution of the Company’s Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Rating Event” means the rating on the Securities of this series is lowered by each of the Rating Agencies and the Securities of this series are rated below an Investment Grade Rating by each of the Rating Agencies on any day within the 60-day period (which 60-day period shall be extended so long as the rating of the Securities of this series is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (1) the occurrence of a Change of Control and (2) public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at the Company’s or the Trustee’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The provisions of Article Thirteen of the Indenture shall apply to the Change of Control Offer provisions of this Security except as and to the extent otherwise specified in this Security.  For purposes of the Indenture, a Change of Control Payment Date shall be deemed to be a Repayment Date.

Other Provisions

If an Event of Default with respect to Securities of this series as set forth in the Indenture shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected.  The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

The Indenture contains provisions for defeasance at any time of (i) the entire indebtedness on this Security and (ii) certain restrictive covenants and certain Events of Default, upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Security.

Upon due presentment for registration of transfer of this Security at the office or  agency of the Company in New York, New York, a new Security or Securities of this series in authorized denominations for an equal aggregate principal amount shall be issued to the transferee in exchange herefor, as provided in the Indenture and subject to the limitations provided therein and to the limitations described below, without charge except for any tax or other governmental charge imposed in connection therewith.

This Security is exchangeable for definitive Securities in registered form only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for this Security or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed within 90 days, (ii) the Company, in its sole discretion, determines that this Security shall be exchangeable for definitive Securities in registered form and notifies the Trustee thereof or (iii) an Event of Default with respect to the Securities represented hereby has occurred and is continuing.  If this Security is exchangeable pursuant to the preceding sentence, it shall be exchangeable for definitive Securities in registered form, bearing interest at the same rate, having the same date of issuance, redemption provisions, Stated Maturity and other terms and of authorized denominations aggregating a like amount.

This Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor of the Depositary or a nominee of such successor.  Except as provided above, owners of beneficial interests in this global Security shall not be entitled to receive physical delivery of Securities in definitive form and shall not be considered the Holders hereof for any purpose under the Indenture.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed, except that in the event the Company deposits money or Government Obligations as provided in Section 401 or 403 of the Indenture, such payments shall be made only from proceeds of such money or Government Obligations.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No recourse shall be had for the payment of the principal of or the interest on this Security, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture unless otherwise defined in this Security.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	--	as tenants in common

TEN ENT	--	as tenants by the entireties

JT TEN	--	as joint tenants with right
of survivorship and not
as tenants in common

UNIF GIFT MIN ACT --		Custodian
	(Cust)		(Minor)

Under Uniform Gifts to Minors Act

(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s) and transfer(s) unto

Please Insert Social Security or

Other Identifying Number of Assignee

(PLEASE PRINT OR TYPE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE)

the within Security of TARGET CORPORATION and does hereby irrevocably constitute and appoint _____________________ attorney to transfer the said Security on the books of the Company, with full power of substitution in the premises.

Dated:

NOTICE:  The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatever.

ELECTION FORM

TO BE COMPLETED ONLY IF THE HOLDER

ELECTS TO ACCEPT THE CHANGE OF CONTROL OFFER

The undersigned hereby irrevocably requests and instructs the Company to repurchase the within Security (or the portion thereof specified below), pursuant to its terms, on the Change of Control Payment Date specified in the Change of Control Offer, for the Change of Control Payment specified in the within Security, to the undersigned, _________________________________________________________________________________________________________, at ___________________________________________________________________ (please print or typewrite name and address of the undersigned).

For this election to accept the Change of Control Offer to be effective, the Company must receive, at the address of the Paying Agent set forth below or at such other place or places of which the Company shall from time to time notify the Holder of the within Security, either (i) this Security with this “Election Form” form duly completed, or (ii) a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or a trust company in the United States setting forth (a) the name of the Holder of the Security, (b) the principal amount of the Security, (c) the principal amount of the Security to be repurchased, (d) the certificate number or description of the tenor and terms of the Security, (e) a statement that the option to elect repurchase is being exercised, and (f) a guarantee stating that the Security to be repurchased, together with this “Election Form” duly completed shall be received by the Paying Agent five Business Days prior to the Change of Control Payment Date.  The address of the Paying Agent is The Bank of New York Trust Company, N.A., c/o The Bank of New York, 101 Barclay Street, New York, New York 10286.

If less than the entire principal amount of the within Security is to be repurchased, specify the portion thereof (which principal amount must be $100,000 or an integral multiple of $1,000 in excess thereof) which the Holder elects to have repurchased:  $______________.